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NATIONWIDE LIFE INSURANCE COMPANY
ONE NATIONWIDE PLAZA
COLUMBUS, OHIO 43215
1-800-321-9332

NATIONWIDE LIFE INSURANCE COMPANY ("Nationwide") will provide the benefits described in the Contract, including making annuity payments to the Annuitant beginning on the Annuitization Date. The Contract is provided in return for the Purchase Payment(s) made by the Contract Owner.

RIGHT TO EXAMINE AND CANCEL

THE CONTRACT OWNER HAS THE "RIGHT TO EXAMINE AND CANCEL" THE CONTRACT. THE CONTRACT OWNER MAY RETURN THE CONTRACT WITHIN TEN DAYS OF THE DATE IT IS RECEIVED BY THE CONTRACT OWNER TO THE HOME OFFICE OF NATIONWIDE OR THE AGENT THROUGH WHOM IT WAS PURCHASED. WHEN NATIONWIDE RECEIVES THE CONTRACT, IT WILL CANCEL THE CONTRACT AND REFUND THE CONTRACT VALUE IN FULL.

Please note: Nationwide reserves the right to allocate Purchase Payments received during the "Right to Examine and Cancel" period to a money market fund and will allocate the Contract Value to the underlying mutual fund options specified by the Contract Owner when the "Right to Examine and Cancel" period has expired.

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READ THE CONTRACT CAREFULLY: IF THE CONTRACT IS NOT RETURNED DURING THE "RIGHT TO EXAMINE AND CANCEL" PERIOD, THE CONTRACT OWNER (YOU) WILL BE BOUND BY THE TERMS OF THE CONTRACT.
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Executed for Nationwide on the Date of Issue by:


 /s/ Patricia R. Hatler              /s/ Joseph J. Gasper
     Secretary                           President




Individual Flexible Purchase Payment Fixed and Variable Deferred Annuity Contract, Non-Participating

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER VALUES PROVIDED BY THE CONTRACT ARE: (1) BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT; OR (2) SUBJECT TO A MARKET VALUE ADJUSTMENT. THESE VALUES ARE VARIABLE AND MAY INCREASE OR DECREASE WITH THE FLUCTUATIONS OF THE NET INVESTMENT FACTOR OR THE APPLICATION OF A MARKET VALUE ADJUSTMENT AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

           NOTICE: Details of the variable provisions of this Contract are on pages X, XX, XX and XX.

TABLE OF CONTENTS


CONTRACT SPECIFICATIONS
PAGE


DEFINITIONS


GENERAL PROVISIONS
     Entire Contract
     Non-Participating
     Incontestability
     Contract Settlement
     Evidence of Survival
     Alteration or Modification
     Assignment
     Protection of Proceeds
     Misstatement of Age or Sex
     Reports


CONTRACT EXPENSES
     Variable Account Charge
     Contingent Deferred Sales Charge
     Contract Maintenance Charge


PARTIES TO THE CONTRACT
     Nationwide
     Contract Owner
     Joint Owner
     Contingent Owner
     Annuitant
     Contingent Annuitant
     Beneficiaries and Contingent Beneficiaries


CONTRACT INVESTMENT OPTIONS
     Fixed Account
     Variable Account
     Multiple Maturity Account


OPERATION OF THE CONTRACT
     Purchase Payments
     Additional Credits on Purchase Payments
     Transfers
     Surrenders
     Surrenders Required by the Internal Revenue Code
     Additional Tax Information


SUCCESSION OF RIGHTS AND
THE DEATH BENEFIT
     Death of Contract Owner
     Death of Contract Owner/Annuitant
     Death of Annuitant
     Death Benefit

ANNUITIZATION
     Annuity Commencement Date
     Annuitization Process
     Calculation of Fixed Payment Annuities
     Calculation of Variable Payment Annuity
     Frequency and Amount of Payment

ANNUITY PAYMENT OPTIONS
     Xxxx
     Xxxx

TABLES

DEFINITIONS

Accumulation Unit - An accounting unit of measure used to calculate the Variable Account value before the Annuitization Date.

Annuitant - The person upon whose continuation of life any annuity payments involving life contingencies depends.

Annuitization - The period during which annuity payments are received by the Annuitant.

Annuitization Date - The date annuity payments begin.

Annuity Commencement Date - The date annuity payments are scheduled to begin.

Annuity Unit - An accounting unit of measure used to calculate variable annuity payments.

Beneficiary - The person designated by the Contract Owner to receive certain benefits under the Contract if the Annuitant or Contract Owner dies before the Annuitization Date and there is no surviving Joint Owner.

Co-Annuitant - The persons designated by the Contract Owner to receive the "Spousal Protection" benefit. Only one Co-Annuitant upon Annuitization may be the Annuitant upon whose continuation of life any annuity payments involving life contingences depends.

Contingent Annuitant - The person designated by the Contract Owner to be the recipient of certain rights or benefits under the Contract if the Annuitant dies before the Annuitization Date.

Contingent Beneficiary - The person designated by the Contract Owner to receive the benefits accorded the Beneficiary if the Beneficiary is not living when the Annuitant dies.

Contingent Owner - The person designated by the Contract Owner to succeed to the rights of a Contract Owner if the Contract Owner dies before Annuitization and there is no Joint Owner.

Contract - The terms, conditions, benefits and rights of the annuity described in this document, as well as any documents describing elected options, endorsements or attached application form.

Contract Anniversary - Beginning with the Date of Issue, each recurring one-year anniversary of the Date of Issue during which the Contract remains in force.

Contract Owner(s) - The person possessing all rights under the Contract prior to the Annuitization Date, unless there is a Joint Owner.

Contract Value - The combined value of the Variable Account, the Fixed Account and the Multiple Maturity Account.

Date of Issue - The date the first Purchase Payment is applied to the Contract.

Death Benefit - The benefit payable when the Annuitant dies before the Annuitization Date, unless a Contingent Annuitant has been named.

Fixed Account - An investment option funded by Nationwide's general account.

Guaranteed Term Option (GTO) - Investment options that are part of the Multiple Maturity Account providing a guaranteed interest rate paid over certain periods of time (or terms), if certain conditions are met.

Hospital - A state licensed facility which: is operated as a Hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); is supervised by a staff of Physicians; and has medical, diagnostic, and major surgical facilities or has access to such facilities on a prearranged basis.

Joint Owner - The person possessing an undivided interest in the entire Contract with the Contract Owner. If there is a Joint Owner, references to Contract Owner and Joint Owner will apply to both of them, or either of them, unless the context requires otherwise.

Long Term Care Facility - A state licensed skilled nursing facility or intermediate care facility that does not include: a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency, or retirement care; or a place owned or operated by a member of the Contract Owner's immediate family.

Multiple Maturity Account - A separate account of Nationwide funding the GTOs with terms of 1, 3, 5, 7, or 10 years with a fixed rate of return (subject to a market value adjustment).

Nationwide - Nationwide Life Insurance Company.

Non-Qualified Contract - A Contract that does not qualify for favorable tax treatment under Internal Revenue Code Sections 408, 408A, 401(a), 403(a), or 403(b).

Purchase Payment(s) - New money deposited into the Contract by the Contract
Owner.

Sub-Accounts - Divisions of the Variable Account where Accumulation Units and Annuity Units are maintained separately. Each sub-account corresponds to a different underlying mutual fund.

Surrender - A withdrawal of part or all of the Contract Value from the Contract.

Surrender Value - The value of amounts Surrendered from the Contract. This is the Contract Value minus any applicable charges or market value adjustments described in the Contract and any applicable premium taxes.

Terminal Illness - An illness diagnosed after the Date of Issue by a physician that is expected to result in death within 12 months of diagnosis. A physician diagnosing a terminal illness cannot be a party to the Contract nor a member of the immediate family of such interested parties.

Valuation Date - Each day the New York Stock Exchange and Nationwide's home office are open for business or any other day during which there is a sufficient degree of trading the Sub-Accounts of the Variable Account that the current net asset value of its Accumulation Units might be materially affected. If the required information has not been received by the time indicated, then the date used for valuation will be the next day the New York Stock Exchange and the Nationwide's Home Office are open for business.

Valuation Period - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

Variable Account - A separate investment account of Nationwide into which Purchase Payments may be allocated.


GENERAL PROVISIONS

Entire Contract

The Contract is the entire agreement between Nationwide and the Contract Owner.

Non-Participating

The Contract is non-participating. It does not share in the surplus of Nationwide.

Incontestability

The Contract will not be contested by Nationwide.

Contract Settlement

Nationwide may require that the Contract be returned before making any annuity payments or processing a Surrender of the entire Surrender Value.

Evidence Of Survival

If annuity payments depend on a person being alive, then Nationwide may require proof that person is still living before making annuity payments.

Alteration or Modification

Changes to the Contract must be made in writing and signed by Nationwide's President or Secretary. The Contract may be modified or superseded by applicable law. Other changes to the Contract will be made only with the mutual agreement of Nationwide and the Contract Owner. A copy of the amendment will be furnished to the Contract Owner if required.

Assignment

In some cases a Contract Owner may assign some or all rights under the Contract. An assignment has to be made in writing and signed by the Contract Owner during the lifetime of the Annuitant and before the Annuitization Date. The assignment takes effect on the date it is recorded by Nationwide. Assignment will not be recorded until Nationwide has received sufficient direction from the Contract Owner and assignee as to how rights under the Contract will be allocated. Nationwide may reject or not recognize assignments designed to alter the character of the risk that it originally assumed in issuing the Contract.

Nationwide is not responsible for the validity or tax consequences of any assignment or for any payment or other settlement made prior to Nationwide's recording of the assignment.

Protection of Proceeds

Proceeds under the Contract are not assignable by any Beneficiary prior to the time they become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

Misstatement of Age or Sex

If the age or sex of the Contract Owner, Joint Owner, Annuitant, Beneficiary or Contingent Beneficiary is misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to Nationwide. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract. The dollar amount of any underpayment made by Nationwide as a result of an age or sex misstatement will be paid in full with the next payment due under the Contract.

Reports

Before Annuitization, a report showing the Contract Value will be sent to the Contract Owner at his or her last known address at least once a year.


CONTRACT EXPENSES

Variable Account Charge

The base Variable Account charge is 1.15% on an annualized basis and compensates Nationwide for administrative and distribution expenses, as well as expenses associated with issuing, maintaining, and assuming certain risks in connection with the Contract. The election of any available options may increase this charge. Nationwide deducts this charge from the Variable Account each business day based on the value of the Variable Account.

Contingent Deferred Sales Charge ("CDSC")

A CDSC may be assessed by Nationwide for any Surrender from the Contract. The CDSC covers expenses related to the sale of the Contract. The CDSC applies only to Purchase Payments that are Surrendered.

The CDSC is calculated by multiplying the CDSC percentages in the following table by the Purchase Payments Surrendered. In calculating the CDSC, all Surrenders are treated as coming from the oldest Purchase Payment first and then from the next oldest Purchase Payment and so forth. Earnings on Surrendered Purchase Payments are not considered until all Purchase Payments are Surrendered. Amounts Surrendered as described in the "CDSC Free Partial Surrenders" paragraphs following the table are not considered a Surrender of Purchase Payments.

For federal income tax purposes, full or partial Surrenders are treated as a withdrawal of earnings first.

  ----------------------------------- ----------------
      Number of Completed Years       CDSC Percentage
    Measured from the Date of the
           Purchase Payment
  ----------------------------------- ----------------
  ----------------------------------- ----------------
                  0                          7
  ----------------------------------- ----------------
  ----------------------------------- ----------------
                  1                          7
  ----------------------------------- ----------------
  ----------------------------------- ----------------
                  2                          6
  ----------------------------------- ----------------
  ----------------------------------- ----------------
                  3                          5
  ----------------------------------- ----------------
  ----------------------------------- ----------------
                  4                          4
  ----------------------------------- ----------------
  ----------------------------------- ----------------
                  5                          3
  ----------------------------------- ----------------
  ----------------------------------- ----------------
                  6                          2
  ----------------------------------- ----------------
  ----------------------------------- ----------------
             7 and later                     0
  ----------------------------------- ----------------



The CDSC Percentage noted in the preceding table changes to the next year's CDSC Percentage on the day before the completed Purchase Payment year.

Nationwide will waive or reduce CDSC for the following Surrenders:

(1) CDSC Free Partial Surrenders - Each year (beginning with the Date of Issue), the Contract Owner may Surrender without CDSC an amount equal to the greatest of: (a) 10% of Purchase Payments still subject to CDSC minus Purchase Payments that have been Surrendered and were subject to CDSC; (b) the amount required to meet minimum distribution requirements under the Internal Revenue Code; or (c) The amounts in the following table that are a part of an age-based systematic Surrender program elected by the Contract Owner.

     ------------------------------ ------------------
        Age of Contract Owner*       Contract Value
                                       Percentage
     ------------------------------ ------------------
     ------------------------------ ------------------
            Under Age 59 1/2               5%
     ------------------------------ ------------------
     ------------------------------ ------------------
        Age 59 1/2through Age 61           7%
     ------------------------------ ------------------
     ------------------------------ ------------------
         Age 62 through Age 64             8%
     ------------------------------ ------------------
     ------------------------------ ------------------
           Age 65 through 74               10%
     ------------------------------ ------------------
     ------------------------------ ------------------
            Age 75 and Over                13%
     ------------------------------ ------------------

     *The age of the Contract Owner will be determined as of the date the request for systematic Surrender is received and recorded by Nationwide at its home office in Columbus, Ohio. In the case of Joint Ownership, the "Age of Contract Owner" will be based on the older Joint Owner.

     If the total amounts Surrendered in any year exceed the "CDSC Free Partial Surrenders" amount calculated under item (c), then such total Surrendered amounts will be eligible only for "CDSC Free Partial Surrenders" amounts identified under items no. (a) and (b) and the total amount of CDSC charged during that year will be determined on such basis.

     This CDSC Free Partial Surrender privilege described in the preceding paragraphs is non-cumulative. This means any part of the CDSC Free Partial Surrender amount not taken by the Contract Owner in a given year cannot be added to the available CDSC Free Partial Surrender amount in any later years. The CDSC Free Partial Surrender only applies to partial Surrenders. If the entire Contract is fully Surrendered, then CDSC will apply to all Purchase Payments Surrendered. For purposes of the CDSC Free Partial Surrender privilege, a full Surrender will include: (a) a Surrender of the entire Surrender Value in any one year period (as measured from a Contract Anniversary date or the Date of Issue) or (b) any Surrender of 90% of the Contract Value.

(2) Death Benefit Payment - CDSC is not charged on payment of the Death Benefit if the Annuitant dies before the Annuitization Date.

(3) Annuity Payments - CDSC is not charged on amounts applied to an annuity payment option.

(4) Certain Contract Exchanges - Nationwide may decide not to charge CDSC if the Contract is Surrendered in exchange for another contract issued by Nationwide or one of its affiliated insurance companies. Please note that a CDSC or other type of surrender charge may apply to the contract received in exchange for the Contract. If another contract issued by Nationwide or one of its affiliates is exchanged for the Contract, Nationwide may reduce the CDSC on the Contract.

(5) Long-Term Care - Nationwide will not charge CDSC if the Contract Owner (or Annuitant if the Contract Owner is not a natural person) is confined to Long Term Care Facility or Hospital for a continuous period of 90 days or more at any time after the third Contract Anniversary. If there is a Joint Owner, the CDSC will not be charged if either Joint Owner meets the preceding requirements. A request to waive CDSC under this provision must be received while confined to the Long Term Care Facility or within 90 days after confinement ends.

(6) Terminal Illness - CDSC will not be charged if the Contract Owner (or a Joint Owner) is diagnosed by a physician as having a Terminal Illness at any time after the Date of Issue.

(7) Certain Group Offerings - Nationwide may reduce CDSC if the Contract is sold to a trustee, employer or similar entity under a retirement plan or in similar arrangements resulting in expense savings.

Contract Maintenance Charge

Nationwide deducts a $30 contract maintenance charge on each Contract Anniversary and at the time of a full Surrender of the Contract. This charge compensates Nationwide for administrative expenses related to issuing and maintaining the Contract. If the Contract Value is greater than or equal to $50,000 on a Contract Anniversary, then this charge is waived for that year and all subsequent years. If the Contract is fully Surrendered and the Contract Value at the time of Surrender is greater than or equal to $50,000 the charge is also waived.


PARTIES TO THE CONTRACT

Nationwide and the Contract Owner (including any Joint Owner) are the primary parties to the Contract. Additional parties listed in the Contract may be entitled to certain rights, but only under specific conditions, as described in the following).

Nationwide

Nationwide is a stock life insurance company organized under Ohio law. In exchange for the Purchase Payment(s) made under this Contract, Nationwide issues the Contract to the Contract Owner, assumes certain risks and promises to make certain payments.

In issuing this Contract, Nationwide intends to offer only annuity and related benefits (including death benefits) to single individuals and their beneficiaries. These benefits result in Nationwide assuming certain risks. This Contract is not intended for use by institutional investors, people trying to cover risks involving multiple lives with a single contract, or by someone trying to cover a single life with multiple Nationwide contracts.

If Nationwide discovers that the risk it intended to assume in issuing this Contract has been altered by any of the following, then Nationwide will take any action it feels is necessary to mitigate or eliminate the altered risk including, but not limited to, rescinding the Contract and returning the Surrender Value :

(1) Information provided by the Contract Owner(s) is materially false, misleading, incomplete or otherwise deficient.
(2) The Contract is being used with other contracts issued by Nationwide to cover a single life or risk.
(3)      The Contract is being used to cover multiple lives or risks.
(4)      The Contract is being used by an institutional investor.

Nationwide's failure to detect, mitigate or eliminate altered risk does not act as a waiver of its rights and does not bar Nationwide from asserting its rights at a future date.

Contract Owner

The Contract Owner has all rights under the Contract before the Annuitization Date, unless a Joint Owner is named. If the person purchasing the Contract names someone else as the Contract Owner, then the purchaser will have no rights under the Contract.

The Annuitant becomes the Contract Owner on the Annuitization Date.

Joint Owner

Joint Owners must be spouses at the time joint ownership is requested. Joint Owners have an undivided interest in the Contract and any exercise of ownership rights in the Contract must be in writing and signed by both Joint Owners.

Contingent Owner

The Contingent Owner may receive benefits under the Contract, but only if the Contract Owner is not named as the Annuitant, dies prior to the Annuitization Date, and there is no surviving Joint Owner. If more than one Contingent Owner survives the Contract Owner, each will share equally unless otherwise specified in the Contingent Owner designation.

If a Contract Owner is named as the Annuitant and dies before the Annuitization Date, then the Contingent Owner does not have any rights in the Contract. If a surviving Contingent Owner is also named as the Beneficiary, then he/she will have all the rights of a Beneficiary.

Annuitant

The Annuitant is the person who will receive annuity payments upon Annuitization. The Annuitant must be age 85 or younger at the time of Contract issuance unless Nationwide approves a request for the Annuitant to be older. The Annuitant may not be changed prior to the Annuitization Date without Nationwide's written consent.

Contingent Annuitant

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. The Contingent Annuitant must be age 85 or younger at the time of Contract issuance unless Nationwide approves a request for the Contingent Annuitant to be older. All provisions of the Contract that are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

Co-Annuitant

Co-Annuitants may be named for the sole purpose of utilizing the spousal protection benefit. The Co-Annuitants must be spouses at the time they are named as such. The spousal protection benefit provides for the payment of the Death Benefit on the death of each Co-Annuitant.

One of the Co-Annuitants must be treated as the Annuitant for purposes of payment under an annuity payment option.

For details, please see the description of the spousal protection feature in the "Succession of Rights and the Death Benefit" section of the Contract.

Beneficiaries and Contingent Beneficiaries

The Beneficiary may be entitled to certain rights under the Contract. Whether these rights actually vest depends on several conditions. The Contingent Beneficiary has no rights unless he/she survives all Beneficiaries and such Beneficiaries (had they survived) would be entitled to receive payments under the Contract. The right to receive payments under the Contract, including the Death Benefit, is described in detail "Succession of Rights and the Death Benefit" section of the Contract.

Unless otherwise directed by the Contract Owner, the following will apply:

(1) After the death of the Contract Owner (assuming all rights vest with the Beneficiary as described in the preceding paragraphs), the Beneficiary may name a successor beneficiary. A successor beneficiary will have the right to receive any Contract proceeds remaining after the Beneficiary dies;

(2) If there is more than one Beneficiary, each will share equally in any right to receive payment;

(3) If there is more than one Contingent Beneficiary, each will share equally in any right to receive payment.


CONTRACT INVESTMENT OPTIONS

The Contract offers three classifications of investment options, the Fixed Account, Sub-Accounts within the Variable Account, and guaranteed term options under the Multiple Maturity Account.

Fixed Account

The Fixed Account may not be available in conjunction with the election of certain optional riders.

The Fixed Account is an option under the Contract offering guaranteed interest rates. Nationwide credits interest to the Fixed Account at the interest rate or rates Nationwide periodically declares. Interest rates are determined at the sole discretion of Nationwide, but the interest rate credited is guaranteed to be at least the minimum required by applicable state law. Interest rates are declared to the Contract Owner in writing on quarterly statements. Nationwide states its interest rates as an annualized rate (the effective yield of interest over a one year period).

When new Purchase Payments, or amounts transferred from the Variable Account or the Multiple Maturity Account, are allocated to the Fixed Account, the Fixed Account interest rates currently in effect are applied to these allocations. The interest rate guarantee period on initial Fixed Account allocations lasts until the end of the calendar quarter at least one year (but no more than 15 months) after the date of deposit or transfer. When subsequent interest rates are declared, those rates will have a guarantee period of 12 months (one year).

Paid-up annuity benefits, cash surrender benefits, or the Death Benefit that may become payable from the Fixed Account will never be less than the minimum benefits required by the statute of any state in which the Contract is issued.

Nationwide reserves the right not to accept subsequent Purchase Payment or transfer allocations to the Fixed Account.

Fixed Account guarantees are supported by the general account of Nationwide and are not insured by the FDIC, NCUSIF, or any other agency of the Federal government.

Variable Account

The Variable Account is a segregated investment account of Nationwide. All assets of the Variable Account are the property of Nationwide, but are not charged with the liabilities from any other of its businesses. Income, gains, and losses of the Variable Account reflect its own investment experience and not the investment experience of Nationwide. Although the assets in the Variable Account are the property of Nationwide, it is obligated to make payments to the parties of the Contract.

The Variable Account offers several underlying mutual funds, each being a Sub-Account of the Variable Account. The Contract Owner may allocate Purchase Payments to any of the available Sub-Accounts. Purchase Payments allocated to Sub-Accounts may be subject to terms or conditions established by the corresponding underlying mutual fund. The underlying mutual funds available in the Variable Account are not publicly traded mutual funds.

The value of amounts allocated to each Sub-Account is determined by multiplying the Accumulation Units in the Sub-Account by the value of the Accumulation Unit. When a Sub-Account is established, the Accumulation Unit value is initially set at $10.00 per unit. The Accumulation Unit value of the Sub-Account fluctuates based on the investment performance of the corresponding underlying mutual fund. Investment experience is not tied to the number of Accumulation Units, but the value of the Accumulation Units. Accumulation Units of a Sub-Account are added by Purchase Payment or transfer allocations. Accumulation Units of a Sub-Account are subtracted by any Surrenders, transfers to other Sub-Accounts or the Fixed Account or Multiple Maturity Account, or charges described in the "Contract Expense" section (except the Variable Account charge).

Underlying mutual fund shares in the Variable Account are valued at their net asset value.

If the shares of an underlying mutual fund are no longer available for investment by the Variable Account or if in the judgment of Nationwide's management further investment in such underlying mutual fund's shares should be inappropriate in view of the purposes of the Contract, Nationwide may substitute shares of another underlying mutual fund for underlying mutual fund shares already purchased or to be purchased in the future by Purchase Payments under the Contract.

In the event of a substitution or change, Nationwide may, by appropriate endorsement, make changes to the Contract and other contracts of this class as may be necessary to reflect the substitution or change. Nothing contained in the Contract will prevent the Variable Account from purchasing other securities for other series or classes of contracts or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such contracts.

Multiple Maturity Account

The GTOs of the Multiple Maturity Account are subject to a market value adjustment (described in the following paragraphs) for any Surrender, transfer, or Annuitization occurring prior to the expiration of a GTO.

The Multiple Maturity Account has five GTOs available. The available GTOs have terms lasting one-year, three years, five years, seven years and ten years. The minimum of each allocation to a GTO is $1,000.

During the term of a GTO, Nationwide credits an interest rate that is established upon the GTO allocation. The interest rate is credited during the term of the GTO. Interest rates for GTOs will vary, but once an allocation has been made to a GTO, the interest rate established will be credited for the term of the GTO (subject to the market value adjustment, as described in the following paragraphs).

At least 15 days and at most 30 days before the end of each calendar quarter, Contract Owners having GTOs reaching the end of their terms in the next quarter will be notified of their impending expiration. When the GTOs have expired, the Contract Owner will then have 30 days from the day following expiration to Surrender or transfer the GTOs without application of the market value adjustment. During the 30 days after the GTOs have expired, the interest rate established for the GTO will continue to be credited. If the GTOs have not been transferred or Surrendered 30 days following the expiration date, amounts in the GTOs will be transferred automatically to a money market Sub-Account.

GTOs are only available prior to the Annuitization Date. If the Contract is annuitized during the term of a GTO, then the amounts in the GTO must be transferred to a Sub-Account of the Variable Account or the Fixed Account and will be subject to a market value adjustment.

A market value adjustment ("MVA") applies to all amounts in a GTO that are transferred or Surrendered prior to the expiration of the term. This includes amounts transferred for a loan. All interest rate swaps described in connection with the MVA formula are published by the Federal Reserve Board. If the Federal Reserve Board halts publication of interest rate swaps and there is no suitable alternative source of interest rate swaps, or if, for any other reason, interest rate swaps are not available to be relied upon, Nationwide will use appropriate rates based on treasury bond yields.

The MVA is calculated using an MVA formula expressing the relationship between three factors: (1) the interest rate swap for a period equivalent to the term of the GTO at the time of allocation; (2) the interest rate swap at the time of Surrender or transfer for a period of time with maturity equal to the time remaining until expiration of the GTO; and (3) the number of days remaining until the date the GTO expires.

The formula for determining the MVA is:


                ____1 + a____   x t
               1 + b + 0.0025

Where:

a = the interest rate swap for a period equivalent to the term of the GTO at the time of allocation (1, 3, 5, 7 or 10 years);

b = the interest rate swap at the time of distribution for a period of time with maturity equal to the time remaining until expiration of the GTO. In determining the number of years to maturity, any partial year is counted as a full year, unless it causes the number of years to exceed the GTO's term;

t  = the number of days until the expiration of the GTO, divided by 365.25.

In the case of a, the interest rate swap used is the rate published two days before the date the allocation to the GTO was made. If no interest rate swap is available for this date, then the most recent available rate prior to that date will be used.

In the case of b, the interest rate swap used is the rate published two days before the date of Surrender or transfer. If no interest rate swap is available for this date, then the most recent available rate prior to that date will be used.

For periods not coinciding with the published interest rate swap periods, rates used in a and b will be determined by an adjustment to the published interest rate swaps based on a proportion to the difference in years.

The MVA formula also accounts for the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of 0.0025 in the MVA formula.

The result of the MVA formula as described in this section is an MVA factor. The MVA factor will be more than, less than, or equal to one. The MVA formula is multiplied by the value of the GTO prior to Surrender or transfer.

(1) Positive Adjustment - If the MVA factor is more than one, the adjustment is positive and the value of the GTO increases.

(2) Negative Adjustment - If the MVA factor is less than one, the adjustment is negative and the value of the GTO decreases.

(3) No Adjustment - If the MVA factor is exactly one, there is no adjustment and the value of the GTO is not changed.


OPERATION OF THE CONTRACT

Purchase Payments

The Contract is issued in consideration of the Purchase Payment(s) made by the Contract Owner. Purchase Payments are accepted by Nationwide at its home office in Columbus, Ohio. The minimum initial Purchase Payment is required on the Date of Issue and has to be at least $5,000. The Contract Owner may agree to satisfy the minimum initial Purchase Payment making periodic Purchase Payments until the first Contract Anniversary and Nationwide will permit the initial minimum Purchase Payment to be satisfied on such basis. Nationwide does not require any additional Purchase Payments after the minimum initial Purchase Payment has been satisfied and the Contract will not lapse or otherwise be cancelled for failure to make additional Purchase Payments. Nationwide accepts additional Purchase Payments of $500 or more. If additional Purchase Payments are made via automated clearinghouse, the minimum subsequent Purchase Payment amount is reduced to $50.

Notwithstanding the preceding paragraph, total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide with the same Annuitant may not exceed $1,000,000 (and will be returned to the Contract Owner), unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000.

Additional Credits on Purchase Payments

The additional credits on Purchase Payments may not be available in conjunction with the election of certain options.

Nationwide will provide a credit if certain levels of Purchase Payments are achieved as outlined in the following.

(1) When cumulative Purchase Payments (minus any Surrenders) under the Contract exceed $500,000, Nationwide will credit to the Contract an amount equal to 0.50% of all such Purchase Payments. In the case of a subsequent Purchase Payment (minus any Surrenders) reaching the $500,000 minimum, the 0.50% will be credited on all Purchase Payments attributed to the cumulative total Purchase Payment amount of $500,000. Subsequent Purchase Payments between $500,001 and $999,999 will each receive a credit that is equal to 0.50%.

(2) When cumulative Purchase Payments (minus any Surrenders) under the Contract exceed $1,000,000, Nationwide will credit to the Contract an amount equal to 1.00% of all such Purchase Payments. In the case of a subsequent Purchase Payment (minus any Surrenders) reaching the $1,000,000 minimum, a credit of 0.50% will be credited on cumulative Purchase Payments (minus any Surrenders) between $0 and $999,999 (in addition to the previous credit made under item no. (1) above) for a total credit of 1.00%. Additional Purchase Payments (minus any Surrenders) in excess of the $1,000,000 minimum will each receive a credit 1.00%.

If the Contract is returned pursuant to the "Right to Examine and Cancel" provision, any credits described herein that have been made to the Contract by Nationwide will be forfeited.

Additional credits on Purchase Payments are made only once upon reaching the specified thresholds. For example, if cumulative Purchase Payments (minus any Surrenders) exceed $1,500,000 then the total additional credited amount is equal to $15,000. Subsequent Surrenders followed by new Purchase Payments will not receive additional credits until the original $1,500,000 receiving additional credits on Purchase Payments is exceeded by these new Purchase Payments.

Transfers

Prior to the Annuitization Date, transfers among the investment options available under the Contract may be done 20 times per calendar year. Nationwide accepts transfers in excess of 20, but only if they are sent via ordinary U.S. Mail. For purposes of determining the number of transfers, the following will apply:

(1) A transfer is considered to be one or more allocations of Contract Value among available investment options on a single business day;

(2) The transfer limit of 20 will be set (or re-set) every calendar year beginning January 1st;

(3) Transfers not exercised during a given calendar year cannot be "banked" or otherwise accumulated and used in subsequent calendar years (transfer limits are non-cumulative in nature);

(4) Asset rebalancing transactions, as described in the "Contract Owner Services" section of the Contract, are considered transfers;

(5) Dollar Cost Averaging transactions, as described in the "Contract Owner Services" section of the Contract, are not considered transfers.

There are certain transfer restrictions or fees that may be imposed by underlying mutual funds.

Nationwide may refuse, limit or otherwise restrict transfer requests, or take any other reasonable action it deems necessary to protect Contract Owners, Annuitants and/or Beneficiaries from short-term trading strategies or other harmful investment practices that negatively impact underlying mutual fund performance. Nationwide may restrict a Contract Owner engaged in such a practice or strategy or a third-party acting on behalf of a Contract Owner(s).

Nationwide's failure to take action in any one or more instances with respect to the preceding restrictions is not, nor is it to be construed or deemed, as a further or continuing waiver of its right to enforce them.

Transfers among the Fixed Account, Variable Account and Multiple Maturity Account must be made before the Annuitization Date. The following transfer restrictions apply.

(1) Nationwide may restrict transfers into and out of the Multiple Maturity Account to one per calendar year (not including transfers in or out during the thirty days following the date a GTO has expired). Transfers into a GTO of the Multiple Maturity Account must be at least $1,000.

(2) Transfers out of the Fixed Account are limited by Nationwide to those amounts attributable to interest rate guarantee periods that have expired. For 45 days following the expiration of an interest rate guarantee period, Nationwide will permit the Contract Owner to transfer these amounts to the Variable Account or the Multiple Maturity (subject to the other restrictions described in this section). Nationwide may limit transfers out of the Fixed Account to 10% of the amount in an expired interest rate guarantee period.

(3) Nationwide may delay a transfer out of the Fixed Account or Multiple Maturity Account for a period of up to six months from the date it receives the request from the Contract Owner.

(4) Nationwide may refuse transfers into the Fixed Account at any time and at its sole discretion.

Surrenders

The Contract Owner may Surrender part or all of the Contract Value before the earlier of:

(1)      The death of the Annuitant and any Contingent Annuitant; or

(2)      The Annuitization Date.

Nationwide requires that Surrender requests be made in writing and may require the return of the Contract if the entire Contract Value is being Surrendered. To insure requests for Surrenders are properly being requested, Nationwide may require the signature(s) on a Surrender request be guaranteed by a member firm of a major stock exchange or other depository institution qualified to do so.

Unless the Contract Owner provides specific direction to Nationwide as to how amounts from the Contract are to be Surrendered, Nationwide will process requests for Surrender in the following manner:

(1) Proportional Surrender - Surrenders will be taken proportionally from each option in which the Contract Owner is invested based on its value (the Variable Account, the Fixed Account, and the Multiple Maturity Account).

(2) Surrender Amount Received - The amount received by the Contract Owner will be equal to the amount of the Surrender requested by the Contract Owner minus any charges described in the "Contract Expenses" section or adjustments and any applicable premium taxes.

The Surrender Value will be paid to the Contract Owner within seven days of the date Nationwide receives at its home office in Columbus, Ohio the properly executed Surrender request from the Contract Owner.

The Surrender Value is equal to:

(1)      The Contract Value; minus

(2)      Any charges described in the "Contract Expenses" section; plus or minus

(3)      A market value adjustment (if applicable); minus

(4)      Any state premium taxes.

Any applicable federal income taxes are not included in calculating the Surrender Value.

Nationwide may delay Surrender requests as follows:

(1) Nationwide reserves the right to delay payment of a Surrender of any portion of the Fixed Account or Multiple Maturity Account for up to six months from the date the request is received;

(2) Nationwide has the right to suspend or delay the date of any Surrender from the Variable Account for any period when;

      a) the New York Stock Exchange is closed,
      b) when trading on the New York Stock Exchange is restricted,
      c) when an emergency exists and as a result the disposal of securities in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets in the Variable Account, or
      d) during any other period when the Securities and Exchange Commission by order permits a suspension of Surrender for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth in the preceding paragraphs exist.

Surrenders Required by the Internal Revenue Code

Certain Surrenders may be required by the Internal Revenue Code. For purposes of this section, a Surrender may also be termed a "distribution" or a "required distribution."

In no case may a Surrender be delayed beyond the time specified by Internal Revenue Code Section 72(s).

If any Contract Owner or Joint Owner dies (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization Date), certain distributions are required by Section 72(s) of the Internal Revenue Code. The following distributions will be made in accordance with these requirements (regardless of any other provisions in the Contract):

(1) If any Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such Contract Owner's death.

(2) If any Contract Owner dies before the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

     (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Contingent Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

     (b) If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of the Death Benefit, to become the Contract Owner of this Contract, and the distributions required under the Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and
(iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of Section 72(s) of the Code by reason of Section 72(s)(5) or any other law or rule. Such Contracts include, but are not limited to, any Contract (i) which is provided under a plan described in
Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is described in Section 403(b) of the Code; (iv) which is an individual retirement annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or (v) which is qualified funding asset (as defined in Section 130 (d) of the Code, but without regard to whether there is a qualified assignment).

Additional Tax Information

The Contract is subject to requirements found in the Internal Revenue Code. It is intended that the Contract be treated as an "annuity contract" for federal income tax purposes. Nationwide will interpret and administer all sections of the Contract in accordance with Internal Revenue Code Section 72(s). Nationwide reserves the right to amend this Contract to comply with requirements set out in the Internal Revenue Code and regulations and rulings thereunder, as they may exist from time to time.

Surrenders are calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Treasury Regulations and calculated in accordance with the calculation methods made available by Nationwide, prescribed by the regulations and elected by the Contract Owner.

If the Contract is issued other than as a Non-Qualified Contract, the Contract Owner will receive an endorsement describing the Contract requirements for the type of Contract issued.

Nationwide will deduct against the Contract Value the amount of any premium taxes levied by a state or any other government entity on Purchase Payments. The method used to recoup premium taxes will be determined by Nationwide at its sole discretion and in compliance with applicable state law. Nationwide currently deducts premium taxes from a Contract Value at one of the following times:

(1)      When the Contract is Surrendered;
(2)      On the Annuitization Date; or

(3)      When Nationwide is subject to the premium tax.


CONTRACT OWNER SERVICES

Listed in this section are descriptions of certain services Nationwide may make available under the Contract. The services described in this section are not available on or after the Annuitization Date.

Asset Rebalancing

Please note that terms and conditions imposed by underlying mutual funds may restrict the ability to do asset rebalancing with certain Sub-Accounts.

Nationwide permits the Contract Owner to elect, on a form provided by Nationwide, to periodically have the part of the Contract Value held in the Sub-Accounts of the Variable Account re-allocated on a predetermined percentage basis. This service is not available, nor will it ever apply, to any part of the Contract Value allocated to the Fixed Account or Multiple Maturity Account.

The Contract Owner may elect to have asset rebalancing done on a quarterly, semi-annual, or annual basis. If the last day of any of these periods falls on a date other than a Valuation Date, Nationwide will process the asset rebalancing on the next available Valuation Date.

Nationwide may, on a prospective basis, discontinue new asset rebalancing programs. Nationwide may also assess a processing fee for this service.

Enhanced Fixed Account Dollar Cost Averaging

Nationwide may periodically offer an enhanced Fixed Account dollar cost averaging program.

When offered, to be eligible to participate in this program, the Contract Value must be at least $10,000. If subsequent Purchase Payments are permitted by Nationwide into this program the Contract Value must be at least $10,000. Prior to participation in this program, the Contract Owner may obtain the available Sub-Account(s), duration(s), credited rates and applicable processing fee for this service, if any. Nationwide reserves the right to stop establishing new Fixed Account enhanced rate dollar cost averaging programs at any time.

Fixed Account Interest Out Dollar Cost Averaging

The Contract Owner may elect, on a form provided by Nationwide, to have interest earnings on the Fixed Account transferred on a monthly basis to Sub-Accounts of the Variable Account.

Other Dollar Cost Averaging Programs

The Contract Owner may elect, on a form provided by Nationwide, to transfer on a monthly, quarterly, semi-annual, or annual basis specified amounts from certain Sub-Accounts of the Variable Account or the Fixed Account.

In the case of a non-enhanced dollar cost averaging program from the Fixed Account, transfers from the Fixed Account must be equal to or less than 1/30th of the Contract Value allocated to the Fixed Account at the time the program is requested.

Please note that Nationwide may delay a transfer out of the Fixed Account for a period of up to six months from the date it receives the dollar cost averaging request from the Contract.

Dollar cost averaging transfers will continue out of the Fixed Account or applicable Sub-Account until exhausted or the Contract Owner instructs Nationwide in writing to discontinue the program.

Systematic Surrenders

The Contract Owner may elect, on a form provided by Nationwide, to take systematic Surrenders of $100 or more on a monthly, quarterly, semi-annual or annual basis. Nationwide will process the Surrenders on pro-rata basis from each Sub-Account of the Variable Account and the Fixed Account. Systematic Surrenders are not available for amounts invested in the Multiple Maturity Account.Systematic Surrenders may be subject to the charges described in the "Contract Expenses" section, as well as any applicable state premium taxes. Unless otherwise directed by the Contract Owner, Nationwide will withhold federal income taxes from each systematic Surrender.

The Contract Owner may request an age-based systematic Surrender program (in accordance with the table that follows). This type of systematic Surrender program terminates each year on the day before the Contract Anniversary and may be reinstated only on or after the next Contract Anniversary pursuant to a new request.

     ------------------------------ ------------------
        Age of Contract Owner*       Contract Value
                                       Percentage
     ------------------------------ ------------------
     ------------------------------ ------------------
            Under Age 59 1/2              5%
     ------------------------------ ------------------
     ------------------------------ ------------------
        Age 59 1/2through Age 61           7%
     ------------------------------ ------------------
     ------------------------------ ------------------
         Age 62 through Age 64             8%
     ------------------------------ ------------------
     ------------------------------ ------------------
           Age 65 through 74               10%
     ------------------------------ ------------------
     ------------------------------ ------------------
            Age 75 and Over                13%
     ------------------------------ ------------------

*The age of the Contract Owner will be determined as of the date the request for systematic Surrender is received and recorded by Nationwide at its home office in Columbus, Ohio. In the case of Joint Ownership, the "Age of Contract Owner" will be based on the older Joint Owner.

Unless the Contract Owner has made an irrevocable election of Surrenders of substantially equal periodic payments, the systematic Surrenders may be discontinued at any time by written notification to Nationwide. Nationwide may discontinue prospective systematic Surrender programs.


SUCCESSION OF RIGHTS AND THE DEATH BENEFIT

Whether a party to the Contract has certain rights (including the right to receive the Death Benefit) depends on whether certain parties (such as a Contingent Annuitant or Joint Owner) have been named and whether the Contract Owner and the Annuitant are the same person.

Death of the Contract Owner

If the Contract Owner (including any Joint Owner) and the Annuitant are not the same person and such Contract Owner dies before the Annuitization Date, the "Death Benefit" section does not apply and contractual rights succeed in the following order:

(1)      If there is a surviving Joint Owner, he/she becomes the new Contract
         Owner;

(2) If there is no surviving Joint Owner, the Contingent Owner becomes the new Contract Owner;

(3) If there is no surviving Joint Owner or Contingent Owner, the Beneficiary(ies) becomes the new Contract Owner.

(4) If there is no surviving Beneficiary(ies), then the last surviving Contract Owner's estate becomes the new Contract Owner.

Death of Contract Owner/Annuitant

If the Contract Owner (including any Joint Owner) and the Annuitant are the same person, and that person dies before the Annuitization Date, the Death Benefit becomes payable. Rights to the Death Benefit are determined in the following order:

(1)      If there is a surviving Joint Owner, he/she is entitled to the Death
         Benefit;

(2) If there is no surviving Joint Owner, the Beneficiary(ies) are entitled to the Death Benefit;

(3) If there is no surviving Joint Owner or Beneficiary(ies), then the Contingent Beneficiary(ies) are entitled to the Death Benefit;

(4) If there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner's estate is entitled to the Death Benefit.

Death of Annuitant

If there is no Contingent Annuitant, the Contract Owner and the Annuitant are not the same person, and the Annuitant dies before the Annuitization Date, then rights to the Death Benefit are determined in the following order:

(1)      The Beneficiary(ies), if they survive the Annuitant;

(2)      The Contingent Beneficiary(ies), if they survive the Annuitant;

(3)      The last surviving Contract Owner's estate.

Death Benefit Payment

The Death Benefit is only payable if the Annuitant dies before the Annuitization Date. The value of the Death Benefit is determined as of the date of the Annuitant's death. Prior to paying the Death Benefit, Nationwide must receive in writing at its home office in Columbus, Ohio the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying the method of Surrender; and (3) state required forms, if any.

Nationwide will accept the following as proper proof of the Annuitant's death:

(1)  A certified copy of the death certificate;

(2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3) A written statement by a medical doctor who attended the deceased Annuitant; or

(4)  Any other proof Nationwide finds acceptable.

The Beneficiary must elect a method of Surrender that complies with any applicable Internal Revenue Code requirements. The Beneficiary may elect to receive the Death Benefit in the form of:

(1)      A lump sum distribution;

(2)      An annuity payment; or

(3) Any distribution that is permitted by state and federal regulations and is acceptable to Nationwide.

If an election as to Surrender or Annuitization is not received by Nationwide within 60 days of the Annuitant's death, the Beneficiary (or other party entitled to the Death Benefit) will be deemed to have elected a full Surrender of the Contract as of the last day of the 60 day period.

The Death Benefit payment will be made or will commence within 30 days after receipt of proof of death and notification of the election on how to receive the Death Benefit.

Standard Death Benefit

The dollar amount of the Death Benefit is equal to the greatest of:

(1) The Contract Value (plus or minus a market value adjustment, if applicable);

(2) Total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender;

(3) The greatest five-year Contract Anniversary value before the deceased Annuitant's 86th birthday. The five-year Contract Anniversary value is equal to the Contract Value on a five-year Contract Anniversary plus any Purchase Payments since that five-year Contract Anniversary and reduced by any Surrenders since that five-year Contract Anniversary in the same proportion that each Surrender reduced the Contract Value on the date of Surrender.

The Death Benefit described herein is adjusted in cases where a Contract has more than $3,000,000 in cumulative Purchase Payments. The adjustment is calculated using the following formula .

     Death Benefit Adjustment Formula

     A x F + B x (1 - F)

     Where:
     A = The greatest of: (1) the Contract Value (plus or minus a market value adjustment, if applicable); (2) total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender; (3) the greatest five-year Contract Anniversary value before the deceased Annuitant's 86th birthday. The five-year Contract Anniversary value is equal to the Contract Value on a five-year Contract Anniversary plus any Purchase Payments since that five-year Contract Anniversary and reduced by any Surrenders since that five-year Contract Anniversary in the same proportion that each such Surrender reduced the Contract Value on the date of Surrender.

     B = the Contract Value

     F = the ratio of $3,000,000 to sum of all Purchase Payments.


Spousal Protection

The spousal protection benefit permits a surviving spouse to continue the Contract while receiving the Death Benefit upon the death of the other spouse. In order to take advantage of this benefit the following will apply:
(1) One or both of the spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.

(2) The spouses must be Co-Annuitants. Both Co-Annuitants must be 85 or younger on the Date of Issue.

(3) The spouses must be the Beneficiaries.

(4) No other person may be named as Contract Owner, Annuitant or as primary Beneficiary.

(5) If both spouses are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend.

(6) Death of a Co-Annuitant - Prior to Annuitization, upon the death of the Co-Annuitant, the surviving spouse may continue the Contract as its sole Contract Owner. If the chosen Death Benefit is higher than the Contract Value at the time of death, the Contract Value will be adjusted to equal the chosen Death Benefit amount.
    The surviving spouse may then name a new Beneficiary but may not name another Co-Annuitant.

(7) If a Co-Annuitant is added at any time after the Date of Issue, a copy of the certificate of marriage must be provided and the date of marriage must be after the Date of Issue. In addition, the Co-Annuitant that is added must be age 85 or younger.

The Death Benefit is paid on the death of each Co-Annuitant. In no event will Nationwide pay the Death Benefit more than twice.

ANNUITIZATION

The other sections within the Contract primarily deal with provisions involving the accumulation of amounts in the various contract investment options, certain contractual benefits and rights that occur prior to receiving any annuity payments. This "Annuitization" section primarily describes the right to receive certain payments upon Annuitization, including guarantees with respect to certain life contingent payment options.

Annuity Commencement Date

The Annuity Commencement Date is selected by the Contract Owner and is generally the first day of a calendar month. The date must be at least two years after the Date of Issue. If an Annuity Commencement Date is not selected, it will be the date the Annuitant reaches age 90.

The Contract Owner may change the Annuity Commencement Date if the following requirements are met:

(1)      The requested change is before the Annuitization Date;

(2)      The change is made in writing and approved by Nationwide.

(3) The new Annuity Commencement Date is not later than the first day of the first calendar month after the Annuitant's 90th birthday unless Nationwide agrees to a later date in writing.

A change will become effective as of the date requested, but will not apply to any action taken by Nationwide before it is recorded at Nationwide's home office in Columbus, Ohio.

Annuitization Process

Annuitization is irrevocable once payments have begun. The Contract Owner must provide Nationwide the following items in writing to annuitize the Contract:

(1)     election of an Annuity Payment Option; and

(2) election to receive a fixed payment annuity, variable payment annuity, or any other combination that may be available on the Annuitization Date.

Any amounts in the Fixed Account that the Contract Owner elects to annuitize as a variable payment annuity must be moved to a variable Sub-Account before the Annuitization Date.

Calculation of Fixed Annuity Payments

The first payment of a fixed payment annuity is determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium tax, to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 1.5% minimum interest and the applicable Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

------------------- ----------------------------------
Annuitization Date            Adjusted Age*
------------------- ----------------------------------
------------------- ----------------------------------
Before 2009         Age last birthday minus 4 years
------------------- ----------------------------------
------------------- ----------------------------------
2009 - 2015         Age last birthday minus 5 years
------------------- ----------------------------------
------------------- ----------------------------------
2016 - 2022         Age last birthday minus 6 years
------------------- ----------------------------------
------------------- ----------------------------------
2023 - 2029         Age last birthday minus 7 years
------------------- ----------------------------------
------------------- ----------------------------------
2030 - 2036         Age last birthday minus 8 years
------------------- ----------------------------------
------------------- ----------------------------------
2037 - 2043         Age last birthday minus 9 years
------------------- ----------------------------------
------------------- ----------------------------------
After 2043          Age last birthday minus 10 years
------------------- ----------------------------------

*Adjusted age is equal to the Annuitant's actual age in years on his/her last birthday minus the number of years specified in the table for each range of Annuitization Dates.

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

Calculation of Variable Payment Annuity

Please note that each variable annuity payment will fluctuate any may increase or decrease based on investment experience of the Sub-Accounts.

A variable payment annuity is a series of payments that are not predetermined or guaranteed as to dollar amount and that vary in amount with the investment experience of the Sub-Accounts selected by the Contract Owner.

The first payment of a variable payment annuity is determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium taxes, to the variable annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than a 3.5% assumed investment return and the applicable Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

------------------- ----------------------------------
Annuitization Date            Adjusted Age*
------------------- ----------------------------------
------------------- ----------------------------------
Before 2009         Age last birthday minus 4 years
------------------- ----------------------------------
------------------- ----------------------------------
2009 - 2015         Age last birthday minus 5 years
------------------- ----------------------------------
------------------- ----------------------------------
2016 - 2022         Age last birthday minus 6 years
------------------- ----------------------------------
------------------- ----------------------------------
2023 - 2029         Age last birthday minus 7 years
------------------- ----------------------------------
------------------- ----------------------------------
2030-2036           Age last birthday minus 8 years
------------------- ----------------------------------
------------------- ----------------------------------
2037 - 2043         Age last birthday minus 9 years
------------------- ----------------------------------
------------------- ----------------------------------
After 2043          Age last birthday minus 10 years
------------------- ----------------------------------

*Adjusted age is equal to the Annuitant's actual age in years on his/her last birthday minus the number of years specified in the table for each range of Annuitization Dates.

Variable annuity payments after the first payment will vary in amount and may decrease after the first payment. The payment amount changes with the investment performance of the Sub-Accounts selected by the Contract Owner within the Variable Account.

An Annuity Unit is used to calculate the value of annuity payments. When the underlying mutual fund shares were first established, the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10. The value for any later Valuation Period is found as follows:

(1) The Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated.

(2) The result is multiplied by an interest factor because the assumed investment rate of 3.5% per year is built into the purchase rate basis for Variable Payment Annuities.

Using the Annuity Unit value, the dollar amount of variable annuity payments is determined by:

(1) The dollar amount of the first annuity payment is divided by the Annuity Unit value as of the Annuitization Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. The number of Annuity Units remains fixed during the annuity payment period.

(2) The fixed number of Annuity Units is multiplied by the Annuity Unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

Nationwide guarantees that the dollar amount of each payment after the first will not be affected by variations in Nationwide's expenses or mortality experience.

Frequency and Amount of Payments

All annuity payments will be mailed within 10 business days of the scheduled payment date. Payments will be made based on the Annuity Payment Option selected and frequency selected. However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than $2,000, Nationwide has the right to pay this amount in one lump sum instead of periodic annuity payments.

If any annuity payment would be or becomes less than $20, Nationwide may change the frequency of payments to an interval that results in payments of at least $20. In no event will Nationwide make payments under an annuity option less frequently than annually.

Large Size Annuity Contracts

Notwithstanding any other provision in the Contract, the following will apply to all Contracts issued where cumulative Purchase Payments received exceed $2,000,000:


(1) Nationwide may limit the amount of the Contract Value applied to an Annuity Payment Option to $5,000,000 per annuitant. For amounts in excess of $5,000,000, Nationwide will permit the naming of additional annuitants (only for the purpose of Annuitization);

(2) Nationwide may limit the available Annuity Payment Option to a fixed Life Annuity with guaranteed period of payments through age 95 or20 years (whichever is greater).


ANNUITY PAYMENT OPTIONS

Selection of Annuity Payment Option

The Contract Owner may select an Annuity Payment Option prior to Annuitization. The following applies to the selection of an Annuity Payment Option:

(1) If no Annuity Payment Option is selected, Nationwide will automatically set it as a life annuity with a guaranteed period of 240 months;

(2) Annuity Payment Options available may be limited based on age of the Annuitant (and any designated second person upon whose continuation of life any lifetime payments may depend);

(3) Annuity Payment Options may also be limited based on Surrenders required by the Internal Revenue Code.

The Annuity Payment Options found in the Contract are guaranteed to be available by Nationwide subject to the restrictions set forth in the preceding paragraphs and the "Large Size Annuity Contracts" subsection of the "Annuitization" section.

Life Annuity

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

Joint and Survivor Annuity

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.

Life Annuity With 120 or 240 Monthly Payments Guaranteed

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Contract Owner will receive the remaining guaranteed payments.

Any Other Option

The amount and period under any other option will be determined by Nationwide. Payment options not set forth in the Contract are available only if they are approved by both Nationwide and the Contract Owner. Nationwide may elect to make available an immediate annuity contract as a settlement option if requested by the Contract Owner.

Confirmation of Annuity Payments

Nationwide will issue within 30 days of the Annuitization Date a confirmation of the elected Annuity Payment Option and the amount of each payment (or first payment if a variable Annuity Payment Option has been elected).



22
APO-6282                                                                                    (Standard) (01/2003)
         GUARANTEED ANNUITY TABLES FOR NON-QUALIFIED AND IRA CONTRACTS
                    FIXED MONTHLY BENEFITS PER $1000 APPLIED

                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                                                      Adjusted Age of Female Annuitant*
                                         50         55          60         65           70          80         90
   Adjusted Age of           50         2.54       2.66        2.77       2.85         2.92
   Male Annuitant*           55         2.62       2.78        2.94       3.08         3.19
   ---------------
                             60         2.68       2.89        3.11       3.32         3.50        3.75
                             65                    2.96        3.24       3.54         3.82        4.27
                             70                                3.34       3.72         4.13        4.88
                             80                                           3.95         4.58        6.17       7.61
                             90                                                                    7.13       10.40

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

                        Male Guarantee Period                                         Female Guarantee Period
    ANNUITANT'S                                                  ANNUITANT'S
   ADJUSTED AGE*                  120 MONTHS    240 MONTHS      ADJUSTED AGE*                 120 MONTHS    240 MONTHS
            ----                      ------        ------               ----                     ------        ------
                        NONE                                                        NONE
         50             3.03         3.01           2.95              50            2.79         2.78          2.75
         51             3.10         3.08           3.01              51            2.85         2.84          2.81
         52             3.17         3.14           3.07              52            2.91         2.90          2.86
         53             3.24         3.22           3.13              53            2.97         2.96          2.91
         54             3.32         3.29           3.19              54            3.04         3.02          2.97
         55             3.40         3.37           3.25              55            3.11         3.09          3.03
         56             3.49         3.45           3.32              56            3.18         3.16          3.09
         57             3.58         3.54           3.39              57            3.26         3.24          3.16
         58             3.68         3.63           3.46              58            3.34         3.32          3.23
         59             3.78         3.73           3.53              59            3.43         3.40          3.30
         60             3.89         3.83           3.60              60            3.52         3.49          3.37
         61             4.01         3.94           3.68              61            3.62         3.58          3.44
         62             4.14         4.05           3.75              62            3.72         3.68          3.52
         63             4.27         4.17           3.83              63            3.84         3.79          3.60
         64             4.41         4.30           3.90              64            3.96         3.90          3.68
         65             4.57         4.43           3.98              65            4.08         4.02          3.76
         66             4.73         4.57           4.05              66            4.22         4.14          3.84
         67             4.91         4.71           4.12              67            4.37         4.27          3.93
         68             5.09         4.86           4.19              68            4.52         4.41          4.01
         69             5.29         5.02           4.26              69            4.69         4.56          4.09
         70             5.50         5.18           4.33              70            4.87         4.71          4.17
         71             5.73         5.35           4.39              71            5.07         4.88          4.24
         72             5.97         5.53           4.44              72            5.28         5.05          4.32
         73             6.23         5.71           4.50              73            5.52         5.23          4.39
         74             6.51         5.89           4.55              74            5.76         5.42          4.45
         75             6.81         6.08           4.59              75            6.03         5.62          4.51
         76             7.13         6.27           4.63              76            6.33         5.83          4.56
         77             7.47         6.46           4.66              77            6.64         6.04          4.61
         78             7.83         6.65           4.70              78            6.99         6.25          4.65
         79             8.23         6.84           4.72              79            7.36         6.47          4.69
         80             8.65         7.03           4.74              80            7.77         6.69          4.72



                     LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS
                                   (Continued)

                         Male Guarantee Period                                       Female Guarantee Period
    ANNUITANT'S                                                 ANNUITANT'S
   ADJUSTED AGE*                  120 MONTHS    240 MONTHS     ADJUSTED AGE*                 120 MONTHS     240 MONTHS
            ----                      ------        ------              ----                     ------         ------
                        NONE                                                       NONE
         81              9.10         7.21          4.76              81             8.21        6.90           4.74
         82              9.58         7.39          4.78              82             8.69        7.12           4.76
         83             10.10         7.56          4.79              83             9.21        7.32           4.78
         84             10.66         7.73          4.80              84             9.77        7.52           4.79
         85             11.25         7.88          4.80              85            10.38        7.70           4.80
         86             11.88         8.02          4.81              86            11.04        7.87           4.80
         87             12.56         8.16          4.81              87            11.75        8.03           4.81
         88             13.27         8.28          4.81              88            12.51        8.18           4.81
         89             14.04         8.39          4.81              89            13.32        8.31           4.81
         90             14.85         8.50          4.81              90            14.17        8.42           4.81

*Adjusted Age is defined in the 'Fixed Annuity Payment - First and Subsequent
Payment' section of the Contract.


                 NEED NEW TABLE -- FIXED ACCOUNT TABLE OF VALUES

       End of             Guaranteed       Guaranteed Cash          End of            Guaranteed        Guaranteed Cash
    Contract Year       Account Value      Surrender Value      Contract Year        Account Value      Surrender Value
    -------------       -------------      ---------------      -------------        -------------      ---------------
          1                 10,300               9,705                36                 91,259              91,029
          2                 11,639              11,070                37                 95,026              94,797
          3                 13,018              12,483                38                 98,907              98,678
          4                 14,439              13,946                39                102,905             102,675
          5                 15,902              15,460                40                107,022             106,792
          6                 17,409              17,026                41                111,262             111,033
          7                 18,961              18,732                42                115,630             115,401
          8                 20,560              20,331                43                120,129             119,900
          9                 22,207              21,977                44                124,763             124,533
         10                 23,903              23,674                45                129,536             129,306
         11                 25,650              25,421                46                134,452             134,222
         12                 27,450              27,220                47                139,515             139,286
         13                 29,303              29,074                48                144,731             144,501
         14                 31,212              30,983                49                150,103             149,873
         15                 33,179              32,949                50                155,636             155,406
         16                 35,204              34,974                51                161,335             161,106
         17                 37,290              37,061                52                167,205             166,976
         18                 39,439              39,209                53                173,251             173,022
         19                 41,652              41,422                54                179,479             179,249
         20                 43,931              43,702                55                185,893             185,664
         21                 46,279              46,050                56                192,500             192,270
         22                 48,698              48,468                57                199,305             199,075
         23                 51,189              50,959                58                206,314             206,085
         24                 53,754              53,525                59                213,533             213,304
         25                 56,397              56,168                60                220,969             220,740
         26                 59,119              58,889                61                228,629             228,399
         27                 61,923              61,693                62                236,517             236,288
         28                 64,810              64,581                63                244,643             244,413
         29                 67,785              67,555                64                253,012             252,783
         30                 70,848              70,619                65                261,633             261,403
         31                 74,003              73,774                66                270,512             270,282
         32                 77,254              77,024                67                279,657             279,427
         33                 80,601              80,372                68                289,077             288,847
         34                 84,049              83,820                69                298,779             298,549
         35                 87,601              87,371                70                308,772             308,543
The surrender value may be increased by interest credited at a higher rate. The values shown above are guaranteed surrender values for the Fixed Account. These values are based on a $10,000 initial Purchase Payment and subsequent Purchase
Payments at the beginning of each year of $1,000 starting in year 2 and interest at the minimum guaranteed rate of 3.0%. There is no contract maintenance charge assessed. No deduction has been made in the table for any applicable premium taxes. This table assumes that there are no partial withdrawals.
